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                                                                     EXHIBIT 2.3



                             CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into and is effective as of March 31, 2000, by and between Avistar Systems Corporation, a Delaware corporation ("Avistar"), Collaboration Properties, Inc., a Nevada corporation ("Collaboration") and the holders of capital stock of Collaboration listed on the signature page hereto (collectively, the "Holders" and individually, a "Holder"), with reference to the following facts:

        A. WHEREAS Collaboration and UBS USA, Inc. ("UBS"), a Holder, holds 325,129 shares of Collaboration's Series A-1 Preferred Stock and 174,186 shares of Collaboration's Series A-2 Preferred Stock, which represents all issued and outstanding shares of Collaboration's Preferred Stock;

        B. WHEREAS the Holders, other than UBS, hold all of the Common Stock of Collaboration;

        C. WHEREAS the parties intend that all shares of capital stock of Collaboration be wholly owned by Avistar;

        D. WHEREAS each of the parties is a beneficial owner of capital stock or options to purchase capital stock of Avistar; and

        E. WHEREAS for the consideration of each other Holder's contribution to capital of Avistar, each Holder desires to surrender to Avistar such Holder's interest in or right to acquire the capital stock of Collaboration;

        NOW THEREFORE, in consideration of the promises and the mutual covenants and conditions herein, the parties hereby agree as follows:

1. CANCELLATION OF INTEREST IN COLLABORATION CAPITAL STOCK. The execution of this Agreement shall act as a notice from each of the Holders to Avistar to cause each Holder's interest in the capital stock of Collaboration to be transferred without further consideration to Avistar and the value of such interest in the capital stock of Collaboration shall be a contribution to stockholders' equity of Avistar. As a result of the contribution, Avistar shall be the sole holder of all interests in and rights to acquire the capital stock of Collaboration. To evidence such transfer, each Holder shall execute the assignment separate from certificate in the form attached hereto as Exhibit A.

2. STOCKHOLDER RECORDS. On the effective date of this Agreement, Collaboration will immediately cause its stockholder register to reflect the transfer of each Holder's interest to Avistar, and Avistar shall cause its books and records, including its financial statements, to reflect the contribution of the Collaboration capital stock to Avistar as a additional paid in capital from the Holder.

3. EXTINGUISHMENT OF RIGHTS. On the effective date of this Agreement, each Holder will be deemed to have relinquished all of such Holder's rights in the Collaboration capital stock or to purchase any Collaboration capital stock and shall have no further right, title or interest in such.


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4. TERMINATION OF SERIES A AGREEMENTS. Collaboration and UBS are parties to each of the agreements dated as of December 9, 1999 entitled the Series A Stock Purchase Agreement and the Registration and Information Rights Agreement (collectively, the "Series A Agreements"). On the effective date of this Agreement, each of the Holders and Collaboration agree to terminate in their entirety the Series A Agreements and further agree that none of the parties to such agreement shall have any further rights or obligations thereunder.

5. TERMINATION OF SHAREHOLDER VOTING AGREEMENT. The Gerald J. Burnett and Marjorie J. Burnett Revocable Trust, the Heinrichs Revocable Trust and William
L. Campbell (collectively, the "Common Holders") and Collaboration are parties to a Shareholder Voting Agreement dates as of May 13, 1998 (the "Shareholder Voting Agreement"). On the effective date of this Agreement, each of the Common Holders and Collaboration agree to terminate in its entirety the Shareholder Voting Agreement and further agree that none of the parties to such agreement shall have any further rights or obligations thereunder.

6. TERMINATION OF RESTRICTED STOCK PURCHASE AGREEMENTS.

               (a) Each Holder other than UBS is subject to a Restricted Stock Purchase Agreement, as amended, with Collaboration, pursuant to which each Holder is subject to limitations on transfer and a right of first refusal in favor of Collaboration. Collaboration waives any rights of first refusal and notice requirements set forth in the Restricted Stock Purchase Agreements between each Holder of Collaboration's Common Stock and Collaboration in connection with the contribution of the shares to Avistar as set forth in this Agreement.

               (b) On the effective date of this Agreement, the Gerald J. Burnett and Marjorie J. Burnett Revocable Trust and Collaboration each agree to terminate in their entirety the Restricted Stock Purchase Agreement dated as of December 30, 1997, as amended, and the Restricted Stock Purchase Agreement dated as of May 18, 1998, as amended, and further agree that none of the parties to such agreements shall have any further rights or obligations thereunder.

               (c) On the effective date of this Agreement, the Heinrichs Revocable Trust and Collaboration each agree to terminate in their entirety the Restricted Stock Purchase Agreement dated as of December 30, 1997, as amended, and the Restricted Stock Purchase Agreement dated as of May 18, 1998, as amended, and further agree that none of the parties to such agreements shall have any further rights or obligations thereunder.

               (d) On the effective date of this Agreement, William L. Campbell and Collaboration each agree to terminate in their entirety the Restricted Stock Purchase Agreement dated as of December 30, 1997, as amended, and the Restricted Stock Purchase Agreement dated as of May 18, 1998, as amended, and further agree that none of the parties to such agreements shall have any further rights or obligations thereunder.

               (e) On the effective date of this Agreement, Lester F. Ludwig and Collaboration each agree to terminate in their entirety the Restricted Stock Purchase Agreement dated as of December 30, 1998, as amended, and further agree that none of the parties to such agreements shall have any further rights or obligations thereunder.



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7. REPRESENTATIONS OF THE HOLDERS AND AVISTAR.

        a. Each Holder represents and warrants to Avistar, jointly and not severally, that

               (i) Ownership of Shares. Such Holder is the sole and lawful owner of all right, title and interest in and to all of the claims related to the shares of Collaboration capital stock transferred pursuant to this Agreement and that such Holder has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any such claim or asset.

               (ii) Authorization. This Agreement when executed and delivered by such Holder will constitute a valid and legally binding obligation of such Holder, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and to equitable principles of general applicability.

        b. Avistar hereby represents and warrants to each Holder with respect to the contribution of such Holder's interest in the capital stock of Collaboration to Avistar as follows:

               (i) RULE 144. Avistar acknowledges that the capital stock of Collaboration must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Avistar is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about each Holder, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

               (ii) NO PUBLIC MARKET. Avistar understands that no public market now exists for any of the Collaboration capital stock, that each Holder and Collaboration have made no assurances that a public market will ever exist for the capital stock of Collaboration and that, even if such a public market exists at some future time, Avistar may not then be satisfying the current public information requirements of Rule 144.

               (iii) AUTHORIZATION. This Agreement when executed and delivered by Avistar will constitute a valid and legally binding obligation of Avistar, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and to equitable principles of general applicability.

        c. Collaboration hereby represents and warrants to each Holder with respect to the contribution of such Holder's interest in the capital stock of Collaboration to Avistar that this Agreement when executed and delivered by Collaboration will constitute a valid and legally binding obligation of Collaboration, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and to equitable principles of general applicability.



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6. MISCELLANEOUS.

        a. SUCCESSORS. This Agreement shall bind and inure to the benefit of the parties hereto and its respective successors and assigns.

        b. GOVERNING LAW. Any action or proceeding to interpret, construe or enforce this Agreement may be instituted and prosecuted only in a state court located in San Mateo county, California, or if requisite jurisdiction exists, in the United States District Court for Northern California. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California.

        c. ENTIRE AGREEMENT. This Agreement and the Exhibit A hereto constitute the entire agreement of the parties and supersede all prior or contemporaneous agreements, communications, negotiations and understandings, written or oral, between the parties, regarding the subject matter hereof and thereof.

        d. WAIVER, MODIFICATION, OR AMENDMENT. No waiver, modification or amendment of this Agreement shall be enforceable unless in writing and executed by the party against whom such waiver, modification or amendment is claimed.

        e. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as the day and the year first set forth above.

                                      COLLABORATION PROPERTIES, INC.
                                      a Nevada corporation




                                      By:
                                         ---------------------------------------
                                           William Campbell
                                           President and Chief Executive Officer

                                      AVISTAR SYSTEMS CORPORATION
                                      a Delaware corporation




                                      By:
                                         ---------------------------------------
                                           Gerald J. Burnett
                                           Chief Executive Officer


"HOLDERS"

                                      UBS USA, Inc.





                                      By:
                                         ---------------------------------------
                                           Robert Mills
                                           Managing Director


                                      LESTER F. LUDWIG



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